Exhibit 99.1

Genzyme Corporation
500 Kendall Street
Cambridge, MA  02142
www.genzyme.com

For Immediate Release	Media Contact:	Investor Contact:
January 9, 2007	Bo Piela	Sally Curley
	(617) 768-6579	(617) 768-6140

Genzyme Reports Strong Fourth-Quarter Revenue Growth
to Conclude Productive Year

Company Expects 2007 Revenue of $3.6-$3.8 Billion
 Non-GAAP EPS of $3.10-$3.20

CAMBRIDGE, Mass. — Genzyme Corp. (Nasdaq: GENZ) announced today that revenue increased 17 percent in the fourth quarter of 2006 to $852 million, up from $729 million in the fourth quarter a year earlier.  For the year, revenue grew 16 percent to $3.2 billion from $2.7 billion in the previous year.

Genzyme reported these and other preliminary, unaudited revenue figures today in conjunction with a presentation by Chairman and Chief Executive Officer Henri A. Termeer at the JPMorgan 25th Annual Healthcare Conference in San Francisco.  The company will report full financial results for 2006 on February 14.

“Record top-line results in the fourth quarter culminated a year that truly demonstrated the sustainability of our business,” said Mr. Termeer.  “It was also a year in which we set the stage for future growth by further building our commercial and manufacturing infrastructure and by advancing or completing many late-stage clinical trials.  During the coming year, we expect to report results from approximately ten pivotal studies and to push forward with efforts to introduce new products that promise to change the clinical picture for a number of devastating diseases.”

Genzyme also reported today that it expects 2007 revenue of $3.6-$3.8 billion and non-GAAP earnings of $3.10-$3.20 per share.  This earnings estimate does not reflect the impact of the company’s fourth-quarter acquisition of AnorMED Inc. because the accounting for that transaction has not been completed.  Genzyme intends to provide earnings estimates that reflect the impact of the AnorMED acquisition on Feb. 14 when it provides more detailed financial guidance with its audited 2006 results.   Non-GAAP estimates also exclude amortization and stock-compensation expenses, along with the dilutive impact of contingent convertible debt.

Genzyme’s performance in 2006 caps a six-year period in which sales have increased at a compound annual rate of approximately 27 percent, driven by the company’s strategy to diversify its product portfolio and further extend its global reach.  During this period, Genzyme’s reliance on its first product, Cerezyme®, to sustain its growth has decreased markedly.  Cerezyme sales in 2006 represented 32 percent of all revenue, down from 71 percent in 2000.   Moreover, Genzyme’s international sales from 2000-2005 increased at a compound annual rate of 31 percent, compared with a 28 percent rate for U.S. sales, underscoring the benefit of the company’s investment in its global infrastructure.

Genzyme’s diverse set of products and its commitment to operate in a broad range of global markets provide a platform for consistent and sustainable future growth.  Based on the growth of its current marketed products alone, the company expects its annual revenue to approximately double over the next five years.   Behind these products is a robust late-stage pipeline of potential new therapies.  This year, Genzyme expects to initiate, conduct or complete 20 pivotal trials for new products or new indications to further expand and diversify its portfolio and contribute to its longer-term growth.

Genetic Diseases

Genzyme now markets treatments for four lysosomal storage disorders.  Last year, the company obtained approval for Myozyme® (alglucosidase alfa), the first product ever developed for Pompe disease, a progressive, debilitating and often fatal neuromuscular disorder.   Myozyme is off to a strong start.  It was launched in Europe and the United States during the second quarter of 2006, and more than 550 patients in approximately 35 countries are currently on therapy.  Sales grew significantly in the fourth quarter, increasing to $30 million.  This year, Genzyme expects to launch Myozyme in Japan, Brazil and a number of additional markets.   Myozyme recently received the prestigious Panorama del Medicamento award as the most innovative drug of 2006 in Spain, as deemed by the National Pharmaceutical Council, the highest professional body of Spanish pharmacists.  In September, Myozyme earned the 2006 UK Prix Galien Gold Medal, presented bi-annually to new products judged to be the most innovative.

Results from the pivotal clinical trial of Myozyme were published last month in Neurology.   Results from the ongoing study of Myozyme involving patients with late-onset Pompe disease are expected later this year and will be submitted to regulatory authorities in 2008.  The 90-patient trial is intended to provide further support for Myozyme’s use.  Using an innovative adaptive design procedure, the duration of this trial has been extended for six months and will now end this fall when all patients will have completed 18 months of treatment.

Fourth-quarter sales of Fabrazyme® (agalsidase beta) for Fabry disease were $96 million, up 18 percent from $82 million in the same quarter a year ago.  For the year, Fabrazyme sales grew 18 percent to $359 million, compared with $305 million in the previous year.  More than 1,900 patients in approximately 45 countries are currently treated with Fabrazyme.  Results from the Phase 4 clinical trial of Fabrazyme were published last month in Annals of Internal Medicine.  The trial showed that Fabrazyme reduced the risk of major clinical events that cause death and disability in Fabry disease.  It is the only major outcomes study to be conducted involving Fabry patients.

Fourth-quarter sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease were $262 million, 13 percent greater than sales of $232 million in the fourth quarter a year ago.  For the year, Cerezyme sales were $1.0 billion, up 8 percent from $932 million the year before.  More than 4,800 patients in approximately 90 countries are currently receiving Cerezyme.

Sales of Aldurazyme® (laronidase) enzyme replacement therapy for MPS I were $27 million in the fourth quarter, compared with $21 million in the same quarter a year ago.  For the year, Aldurazyme sales were $96 million, compared with sales of $76 million in the previous year.  Aldurazyme is marketed through a joint venture with BioMarin Pharmaceutical Inc., and product sales are not included in Genzyme’s revenue figures.  More than 500 patients in approximately 40 countries are currently receiving Aldurazyme.  The product was approved in Japan during the fourth quarter.

Sales of Thyrogen® (thryotropin alfa for injection) increased 18 percent in the fourth quarter to $25 million, compared with $21 million in the same period a year ago.  For the year, Thyrogen sales rose 21 percent to $94 million from $78 million in the previous year.

Renal

Within the Renal business, Genzyme markets Renagel® (sevelamer hydrochloride), a phosphate binder for patients with end-stage renal disease on hemodialysis, and Hectorol® (doxercalciferol), a line of Vitamin D2 products for secondary hyperparathyroidism in dialysis patients and those with earlier stages of chronic kidney disease.

Fourth-quarter revenue for Renagel grew 22 percent to $135 million, compared with $110 million in the same quarter a year ago.  For the year, revenue grew 23 percent to $515 million, compared with $417 million in the previous year.  More than 350,000 patients in approximately 50 countries are currently treated with Renagel.  The product’s growth is being driven by a number of factors, including the communication of data highlighting the clinical and economic benefits of the product.  Results from the RIND study published this month in Kidney International showed that patients using Renagel experienced a significantly lower rate of death compared with patients using calcium-based phosphate binders.   At the American Society of Nephrology meeting in November, investigators presented three-year hospitalization and health economic data from the DCOR study showing that patients using Renagel experienced lower rates of hospitalization, fewer days in the hospital, and reduced overall health care expenditures compared to patients treated with calcium-based phosphate binders.

The development of sevelamer carbonate, a next-generation version of Renagel, took a major step forward in the fourth quarter when Genzyme submitted a New Drug Application to the FDA seeking approval of sevelamer carbonate for the control of serum phosphorus in patients with chronic kidney disease on dialysis.  Genzyme expects to launch the product commercially in 2008 under the trade name Renvela™.  Following the anticipated approval of Renvela, Genzyme plans to submit a supplemental NDA seeking marketing approval for the product’s use in treating hyperphosphatemic patients with chronic kidney disease who are not on dialysis.  The company also intends to seek approval for a powder form of Renvela taken once per day, which would provide patients with a more convenient formulation and dosing schedule that could help improve compliance.

Hectorol sales were $27 million in the fourth quarter, 30 percent greater than sales of $20 million in the same quarter a year ago.  For the year, Hectorol sales were $93 million.  Genzyme began selling Hectorol in mid-2005 following its acquisition of Bone Care International.  More than 85,000 patients are currently being treated with Hectorol in the United States.  Genzyme is working to register the product globally.

Biosurgery

Fourth-quarter sales of Synvisc® (hylan G-F 20) were $60 million, compared with sales of $58 million in the same quarter a year ago.  For the year, Synvisc sales were $233 million, compared with $219 million in the previous year.  Synvisc is a market-leading viscosupplement used to treat pain caused by osteoarthritis of the knee.  Last month, the Centers for Medicare and Medicaid Services preserved a separate reimbursement code and rate for Synvisc for 2007, reversing an earlier decision that would have assigned a single reimbursement code to all viscosupplement products.

This action not only maintains the current reimbursement structure for Synvisc, but also continues to encourage innovation in the field.  Genzyme has invested in developing potential next-generation approaches to viscosupplementation to reduce the burden of treatment and overall cost of therapy.  In December, the company reported preliminary results from a study showing that patients who received Synvisc through a single-injection regimen achieved a statistically significant improvement in pain from osteoarthritis of the knee over 26 weeks compared with those using placebo.  Currently Synvisc is delivered through three injections given at one-week intervals.  Genzyme plans in the first half of this year to request an amendment to the Synvisc product label in the United States and Europe to include a single-injection regimen, which would significantly improve the product’s ability to compete with products requiring a greater number of injections.

Sales of Sepra™ anti-adhesion products were $23 million in the fourth quarter, 31 percent greater than $17 million in the fourth quarter a year ago.  For the year, sales of Sepra products were $85 million, an increase of 25 percent compared with $68 million a year earlier.

Transplant

Within the Transplant area, combined sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (anti-thymocyte globulin, equine) increased 14 percent in the fourth quarter to $39 million, up from $35 million during the same period last year.  For the year, sales were $149 million, 17 percent greater than $128 million in the previous year.

Diagnostics/Genetics

Total revenue for the Diagnostics/Genetics business increased to $93 million in the fourth quarter, up 8 percent compared with $86 million in fourth quarter a year ago.   For the year, revenue was $356 million, up 9 percent compared with $327 million a year ago.  This year, Genzyme introduced six new personalized medicine tests, which are designed to provide physicians and patients with critical information to help determine how patients are likely to respond to targeted therapies.

Other revenue—including oncology revenue, sales of pharmaceutical intermediates, R&D revenue, and royalties from the sale of WelChol® (colesevelam hydrochloride)—was $44 million in the fourth quarter, 19 percent greater than $37 million in the same quarter last year.  For the year, other revenue was $158  million, a 17 percent increase from $135 million in the previous year.

Oncology

Oncology revenue was $17 million in the fourth quarter, an increase of 44 percent compared to $12 million the same period last year.  For the year, oncology revenue was $59 million, 31 percent greater than $45 million for the previous year.  Oncology revenue includes profits and royalties from Campath® (alemtuzumab for injection), which is marketed by Schering AG and its U.S. affiliate Berlex; sales of Clolar® (clofarabine for intravenous infusion); and R&D revenue.

Genzyme is working to broaden the indications for Campath and Clolar to benefit larger patient populations.  Data from the CAM 307 trial presented at the annual

American Society of Hematology meeting demonstrated that Campath significantly improved progression-free survival in comparison to chlorambucil in previously untreated patients with B-cell chronic lymphocytic leukemia, with Campath reducing the risk of disease progression or death by 42 percent.   Campath received accelerated U.S. approval in 2001, and CAM307 was the primary post-approval commitment study designed to support full approval.  Campath is currently indicated for the treatment of B-CLL in patients who have been treated with alkylating agents and who have failed fludarabine therapy.  Genzyme and Schering AG expect to submit U.S. and European applications this year to expand the product’s current label to include first-line treatment of B-CLL patients.

Genzyme is seeking to expand Clolar’s indication to include adult patients with acute myelogenous leukemia (AML).  The product is currently indicated for the treatment of pediatric patients with relapsed or refractory acute lymphoblastic leukemia after at least two prior regimens.  In November, Genzyme began a trial examining the safety and effectiveness of Clolar in previously untreated, older adult patients with AML who are unlikely to benefit from standard induction therapy.  This was the second pivotal clinical study of clofarabine in adult patients with AML to begin last year, and it is expected to provide substantial support for expanding the current product label.

Additional Pipeline Highlights

•                  Results from the phase 3 trial of tolevamer are expected to be available during the second half of this year.  Pending a positive outcome, the first commercial approval is anticipated in 2008.  Tolevamer is a novel polymer therapy that could be the first non-antibiotic treatment for Clostridium difficile-associated diarrhea, a widespread and growing global problem primarily affecting patients in hospitals and nursing homes.  The prevalence and impact of Clostridium difficile are becoming increasingly more visible as public health officials and others look for new ways to manage this disease.

•                  Following an encouraging meeting with the FDA in November, Genzyme expects to initiate during the first half of this year a phase 3 study of alemtuzumab (Campath) for the treatment of relapsing/remitting multiple sclerosis.  The company is currently developing the study protocol to submit to the agency for review.  Two-year results from a pre-planned interim analysis of the three-year phase 2 study were released in September and showed a robust, statistically significant treatment effect for alemtuzumab compared with Rebif® (interferon beta-1a).  The IND for this trial remains on clinical hold in the United States, and Genzyme is working closely with clinical investigators and regulatory agencies to complete the study and ensure that the risk of immune thrombocytopenic purpura (ITP) is well understood and managed.  Genzyme has implemented a comprehensive risk management plan to help physicians and patients participating in the trial detect ITP early and minimize the risk of complications.

•                  Through its November 2006 acquisition of AnorMED, Genzyme obtained a promising new product candidate, Mozobil™ (plerixafor) for use in stem cell transplantation procedures.  Mozobil is an experimental product in late-stage clinical development that is designed to improve the outcome of stem cell transplantation in patients with blood cancers.  Enrollment is complete in a pivotal Phase 3 trial for Mozobil in multiple myeloma and a second pivotal Phase 3 trial in non-Hodgkin’s lymphoma.  Results from both studies are expected in mid-2007.

•                  In the lysosomal storage disease area, enrollment is continuing in an international, multi-center phase 2 clinical trial evaluating the safety and efficacy of the small molecule GENZ-112638 for the treatment of Gaucher disease.  The trial will help determine the potential of this compound as an alternative or adjunct to enzyme replacement therapy.  GENZ-112638 also may be applicable to several other lysosomal storage disorders in addition to Gaucher disease.  Initiation of the phase 2 program follows completion of an extensive pre-clinical research effort and a phase 1 program that involved more than 120 subjects in three separate studies.

•                  Genzyme and partner Dyax Corp. have completed the double-blind portion of the Phase 3 clinical trial known as EDEMA3 for DX-88 (ecallantide) for the treatment of hereditary angioedema (HAE).  The second phase of the study, which continues to treat patients, allows for open-label DX-88 to be administered for acute attacks.  Results from the study are expected to be available in the first half of this year.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 9,000 employees in locations spanning the globe and preliminary, unaudited 2006 revenues of $3.2 billion.  Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements, including statements regarding: 2006 unaudited revenues; 2007 revenue and earnings estimates; plans for the launch of Myozyme in Japan, Brazil and additional markets and the timing thereof; plans for Renvela, including anticipated approval, launch timing and label scope; plans to seek approval of a single-injection administration of Synvisc and the timing thereof; plans for tolevamer, including timing of commercial launch; the initiation of a phase 3 trial of alemtuzumab for MS and the timing thereof; plans to expand the use of Campath and Clolar into earlier-line and additional indications; 2011 revenue estimates; the timing of the receipt of clinical trial data for Myozyme, tolevamer, Mozobil and DX-88; expectations regarding the number of pivotal trials initiated, conducted or completed in 2007; as well as other statements regarding Genzyme’s future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to successfully complete preclinical and clinical development and post-marketing commitments for its products and services; Genzyme’s ability to expand the use of current products in existing and new indications and geographic areas; the content and timing of actual submissions to and decisions made by the FDA, EMEA and other regulatory agencies; Genzyme’s ability to successfully identify and market to new patients; the availability of reimbursement for Genzyme’s products and services, including Synvisc, the extent of that coverage and the accuracy of Genzyme’s estimates of the payor mix; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2006.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of January 9, 2007, and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Cerezyme®, Myozyme®, Fabrazyme®, Aldurazyme®, Thyrogen®, Renagel®, Hectorol®, Synvisc®, Campath®, Clolar®, Thymoglobulin® and Lymphoglobuline® are

registered trademarks, and Renvela™, Mozobil™, and Sepra™ are trademarks of Genzyme Corporation or its subsidiaries.  WelChol® is a registered trademark of Sankyo Pharma Inc.  All rights reserved.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures.  Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future.  The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends.  In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes.  These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

# # #

Webcast Information

Mr. Termeer’s presentation will be Webcast live at 12:00 p.m. Eastern Time on the investor events section of www.genzyme.com.  A replay of the presentation will be available immediately and will be accessible until January 16, 2007.

Upcoming Events

On February 14, 2007, Genzyme will announce its financial results for the fourth quarter of 2006 and financial guidance for 2007.   There will be a conference call at 11:00 a.m. Eastern.  If you would like to participate in the call, please dial (706) 679-8722.  This call will also be Webcast on the investor events section of www.genzyme.com.  A replay of the Webcast and call will be available from 2:15 p.m. Eastern through midnight on February 21, 2007.  For the replay, please dial (706) 645-9291 and refer to reservation number 4245727.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.